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[ZOLTEK logo]


FOR IMMEDIATE RELEASE
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                 ZOLTEK COMMENTS ON SUPPLY CONTRACT LITIGATION
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         ST. LOUIS, MISSOURI -- OCTOBER 8, 2008 -- Zoltek Companies, Inc.
(Nasdaq: ZOLT) today commented on a recent ruling in pending litigation against its Zoltek Corporation subsidiary brought by Structural Polymer Group Limited. On October 8, 2008, the United States Court of Appeals affirmed the district court's earlier denial of Zoltek's motion for a new trial and motion for judgement as a matter of law. In addition, the Court of Appeals denied Structural Polymer Group's cross appeal of the district court's reduction of the jury's damages award. Zoltek may file a motion for rehearing by the full Eighth Circuit Court of Appeals or a further appeal.

         Zoltek has filed a separate lawsuit in Federal District Court in St. Louis alleging that SP Systems breached its supply agreement and committed fraud against Zoltek. Zoltek is claiming actual and punitive damages of in excess of $78 million in that suit, which it will continue to vigorously prosecute.

         Zoltek previously posted a supersedeas bond of $23.5 million in order to stay the execution of the judgment against it pending final disposition of the appeal. As of June 30, 2008, Zoltek had accrued $18.1 million with respect to this litigation. Zoltek expects that it will accrue an additional $6 million in respect of the potential liability in this matter during the quarter ended September 30, 2008. The Company expects that the ultimate resolution of the litigation will not have a material adverse effect on the Company's business, financial condition or liquidity.

                       FOR FURTHER INFORMATION CONTACT:

                                ZSOLT RUMY, CEO
                              3101 MCKELVEY ROAD
                              ST. LOUIS, MO 63044
                                (314) 291-5110


This press release contains statements that are based on the current expectations of our company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, our ability to: (1) successfully resolve pending litigation; (2) continue to improve efficiency at our manufacturing facilities on a timely and cost-effective basis to meet current order levels of carbon fibers; (3) successfully add new planned capacity for the production of carbon fiber and precursor raw materials and meet our obligations under long-term supply agreements; (4) maintain profitable operations; (5) raise new capital and increase our borrowing at acceptable costs; (6) manage changes in customers' forecasted requirements for our products; (7) continue investing in application and market development in a range of industries; (8) manufacture low-cost carbon fibers and profitably market them despite increases in raw material and energy costs; (9) penetrate existing, identified and emerging markets; (10) successfully retrofit our Mexican facility to manufacture acrylic fiber precursor and add carbon fiber production lines; (11) maintain our Nasdaq Global Select Market listing; (12) resolve the pending non-public, fact-finding investigation being conducted by the Securities and Exchange Commission and (13) manage the risks identified under "Risk Factors" in our filings with the SEC.